Exhibit 10.36
EXECUTION COPY
Mr. Jeff Clarke
4 February 2010
Dear Jeff,
Letter of Appointment
You were appointed to the Board of Travelport Holdings (Jersey) Limited (to be re-registered as a public limited company and renamed Travelport plc) (the Company) on 25 January 2010. We are pleased to confirm the terms of your appointment to the Board as an executive director of the Company. It is agreed between us that this is a contract for services and is not a contract of employment; you currently serve as the President and Chief Executive Officer of Travelport pursuant to the terms of a contract of employment.
The terms of this letter shall be conditional on, and shall take effect as of the date of, completion of the proposed initial public offering (the IPO) of the Company’s ordinary shares (the Shares). In the event that the IPO is not completed by 28 February 2010 or by such later date as the Company shall notify you, upon the Company’s request you agree to resign forthwith from the Board of the Company.
1.	Appointment

1.1	Subject to the remaining provisions of this letter, your appointment shall be for an initial term of three years, commencing on 25 January 2010, unless terminated earlier by either party with one month’s prior written notice. It is expected that you will serve as an executive director of the Company for so long as you are separately employed as the Company’s President and Chief Executive Officer. You agree that upon your termination of employment with the Company for any reason, you shall resign as an executive director of the Company as of the effective date of such termination of employment.

1.2	Your appointment is subject to the Articles of Association of the Company, as amended from time to time (Articles of Association). Nothing in this letter shall be taken to exclude or vary the terms of the Articles of Association as they apply to you as a director of the Company. The Articles of Association also require one third of the directors to retire by rotation and seek re-election at each annual general meeting (AGM), with each director being subject to re-election at intervals of not more than three years. Continuation of your appointment is contingent on your continued satisfactory performance and re-election by the shareholders as required by the Articles of Association. If the shareholders do not confirm your appointment or re-elect you as a director in accordance with the Articles of Association your appointment as an executive director under the provisions of this letter shall terminate automatically and with immediate effect.

1.3	Notwithstanding paragraphs 1.1 and 1.2, the Company may terminate your appointment as an executive director under the provisions of this letter with immediate effect if:
(a)	you have committed any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your fiduciary duties); or

(b)	you have been guilty of any fraud or dishonesty or acted in any manner which, in the opinion of the Company, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company; or

(c)	you have been declared bankrupt or have made an arrangement with or for the benefit of your creditors, or if you have a county court administration order made against you under the County Court Act 1984 (or equivalent legislation); or

(d)	you have been disqualified from acting as a director.
1.4	On termination of the appointment, you shall only be entitled to accrued fees as at the date of termination together with reimbursement of any expenses properly incurred prior to that date. The Company may also determine, in lieu of the relevant notice period, to pay you a pro rata fee for the period from the last Payment Date (as defined below) up to the end of the notice period.

1.5	In the event of a termination of your appointment as an executive director under the provisions of this letter, you agree to resign forthwith from the Board of the Company.

2.	Time commitment

Following completion of the IPO, your work as an executive director will include attendance at board meetings (which will be held at least quarterly), the AGM and any special meetings of shareholders. All regularly scheduled quarterly board meetings will be required to be attended in Ireland, and any additional Board meetings convened will be required to be attended in Ireland unless you are otherwise notified by the Company. In addition, you will be required to consider all relevant papers prior to each meeting.

3.	Role and duties

3.1	As an executive director you shall have the same general legal responsibilities to the Company as any other director and shall be required to take decisions in the best interests of the Company. The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:
(a)	provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

(b)	set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

(c)	set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.
3.2	All directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. In doing so, as a director, you must have regard (among other matters) to:
(a)	the likely consequences of any decision in the long term;

(b)	the interests of the Company’s employees;

(c)	the need to foster the Company’s business relationships with suppliers, customers and others;

(d)	the impact of the Company’s operations on the community and the environment;

(e)	the desirability of the Company maintaining a reputation for high standards of business conduct; and

(f)	the need to act fairly as between the members of the Company.
3.3	In your role as an executive director, you shall also be required to:
(a)	at all times comply with the Articles of Association and Memorandum of Association of the Company;

(b)	comply with your fiduciary duties as a director of the Company;

(c)	diligently perform your duties and use your best endeavours to promote, protect, develop and extend the business of the Company;

(d)	immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any other employee or director of the Company of which you become aware to the Chairman and to the Company’s general counsel and chief compliance officer from time to time;

(e)	comply with the terms of the Company’s Security Trading Policy (which is at least as rigorous as the Financial Services Authority’s Model Code for dealings by directors and certain senior executives of listed companies (the Model Code)) and any other code of practice issued by the Company from time to time relating to dealing in the Company’s securities (copies of which are available from the Company’s general counsel and chief compliance officer from time to time);

(f)	comply with the terms of the Financial Services Authority’s Disclosure and Transparency Rules with regard to disclosure of your transactions and those of your connected persons in Shares; and

(g)	comply with the terms of the Travelport Code of Business Conduct and Ethics (a copy of which is available from the Company’s general counsel and chief compliance officer from time to time).
3.4	You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary in order to enable you to discharge your duties.

4.	Fees
With effect from the date of completion of the IPO, you shall be paid an annual amount (the Annual Fee) in cash of $420,000.
4.1	Method of Payment of Annual Fee

The Annual Fee shall be payable in regular installments in accordance with the Company’s usual payment practices (each such payment occurring on a Payment Date).

The Annual Fee will be paid in arrears, net of any required tax, social security and levy withholdings.

Notwithstanding the foregoing, it is the intent of the parties hereto that the Company shall equalize your federal, state, and local income tax and social security contribution obligation as if your compensation and other benefits provided under this letter were earned in your home country and subject only to federal, state, and local income tax and social security in your home country. As such, the parties hereto expressly acknowledge and agree that (i) the Company or its affiliates shall pay all of your non-US income tax obligations (including, without limitation, health and any other income tax applicable, and employee social security contributions to the extent that you are not exempt from such contribution obligations in the non-US location) associated with your compensation and other benefits provided under this letter, in such amounts and at such times as required by applicable non-US income tax, and social security law and any other applicable law (whether directly to the non-US taxing authority, or through reimbursement to you on finalization of the non US total liabilities), plus provide such additional amounts as are required to gross up your compensation provided under this letter for any non-US income taxes (including, without limitation, health and any other income levy applicable, and employee social security contributions to the extent that you are not exempt from such contribution obligations in the non-US location) or other Federal, state and local income taxes and employee social security contributions of your home country associated with the payments and reimbursements required by this paragraph 4.1, notwithstanding any change in applicable tax law after the date hereof.

4.2	Expenses

In addition, the Company shall reimburse you for all reasonable and properly documented expenses that you incur in performing the duties of your office.

5.	Confidentiality

5.1	All information acquired during your appointment is confidential to the Company and should not be disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the Chairman.

5.2	Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of inside information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Chairman or company secretary.

6.	Review process

The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the Chairman as soon as you can.

7.	Insurance

The Company has directors’ and officers’ liability insurance and it intends to maintain such cover for the full term of your appointment. The current indemnity limit is $75,000,000. However, it is anticipated that this will be increased to £100,000,000 on completion of the IPO. Additionally, the Company is proposing to obtain Public Offering of Securities Insurance cover with a limit of £100,000,000 to cover the IPO prospectus and other matters related to the IPO. Copies of the policy documents are available from the Company’s general counsel and chief compliance officer from time to time.

8.	Data protection

8.1	By signing this letter you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) including, as appropriate:

(a)	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work; or

(b)	your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or

(c)	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.
8.2	You consent to the Company making such information available to any of its group companies, those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

8.3	You also consent to the transfer of such information to the Company’s business contacts outside the European Economic Area in order to further its business interests.

9.	Third party rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter. No person other than you and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you and the Company.

10.	Governing Law

This letter shall be governed by and construed in accordance with the laws of England and Wales.
Please indicate your acceptance of these terms by signing and returning the attached copy of this letter.

Yours sincerely,

By:
(printed name)

Its:

For and on behalf of Travelport Holdings (Jersey) Limited (to be re-registered as a public limited company and renamed Travelport plc)
I agree to the above terms of appointment as an executive director.

Jeff Clarke

Dated: